Exhibit 99.1

Alliance HealthCard Reports 2007 Fourth Qtr. and Year-End Financial Results

48% Gross profit increase offset by one-time Merger related costs

ATLANTA – (January 15, 2008) – Alliance HealthCard, Inc. (OTCBB: ALHC), a leading provider of health discount and lifestyle benefits reported that its revenue and gross profit had double-digit increases for both the 2007 fourth quarter and fiscal year.

Fiscal 2007 Highlights:

•	Revenue increased 24% to $17.6 million
•	Gross profit up 48% to $6.1 million
•	BMS reverse merger completed and fully integrated
•	Market capitalization doubled

Revenue for the 2007 fiscal year was $17.6 million, up 24% compared with fiscal 2006 revenue of $14.2 million. The increase primarily was due to increased membership sales by a major BMS client and to an expansion of the Company’s customer base as well as an increase in its existing business. Gross Profit increased 48% to $6.1 million in fiscal 2007 from $4.1 million in fiscal 2006. The increase was attributable to the higher revenue and a large reduction in direct costs for BMS as a result of efficiencies brought about by the merger completed in February 2007. Promissory Notes issued to former BMS shareholders as a component of the Merger, reduced earnings in the amount of $6.6 million ($.46) per share for the fiscal year ending September 30, 2007. This $6.6 million note to BMS shareholders was classified as dividends and charged against earnings in their entirety in fiscal year 2007. In addition, draws paid to BMS shareholders prior to the merger were also classified as dividends and totaled $1.6 million for fiscal 2007. Total cash dividend payments made on the promissory note, including principal and interest for the fiscal year 2007 were $1.2 million. Net income, prior to dividends for fiscal 2007 was $1.4 million compared with $2.3 million in fiscal 2006. Costs associated with the reverse merger totaling $1.1 million, were the primary contributors to the decrease in net income for fiscal year 2007, as compared to fiscal year 2006. As a result of the dividend expense and one-time merger related costs the company incurred a net loss, after dividends of $6.8 million or ($0.47) per share, compared with the fiscal 2006 net income of $0.11 per share.

The factors that influenced the Company’s fiscal 2007 results also affected the 2007 fourth quarter. Revenue increased 39% to $5.1 million, versus $3.6 million in the fiscal 2006 fourth quarter. Gross profit was up 88% to $1.5 million from $.8 million in the comparable 2006 period. Net loss, prior to dividends was $0.2 million or ($.07) per share versus net income of $.3 million or $0.02 per share for the 2006 fourth quarter. Additional expenses associated with the merger, including taxes and amortization had a material impact on reported results.

Chief Executive Officer, Danny Wright, commented that fiscal 2007 was a seminal year for Alliance HealthCard beginning with the reverse merger of BMS in February. “We succeeded in quickly integrating the two companies during the year, and while the additional one-time expenses related to the acquisition have impacted earnings in the short run, the long-term benefits in terms of revenue and profit growth are obvious. More important still is the expansion of our product line and customer base and the stronger marketing and sales force that resulted from the acquisition. We look forward to continuing the momentum of the previous year into 2008 and beyond. In that regard, we are excited about our organic growth opportunities with recent contracts, as well as a continued focus on strategic acquisitions that we can close and integrate in the next year.”

About Alliance HealthCard:

Alliance HealthCard, Inc. (OTCBB: ALHC) is a leading provider of consumer membership plans offering access to networks which provide discounts to the consumer on a variety of products and services ranging from medical, dental and pharmacy to groceries, restaurants, travel, automotive and a host of others. The company also designs and markets in its’ consumer package specialty insurance and warranty products on the goods its’ marketing clients sell to their customers. The Company’s plans are sold to consumers primarily through retail, rent to own, financial and consumer finance clients. Alliance HealthCard performs turnkey programs including design and fulfillment of marketing pieces and collateral support material, network support, customer service, regulatory compliance, and billing.

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Safe Harbor Statement under the Private Securities Litigation Reform Act:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

Financial Tables Available at www.alliancehealthcard.com

Contacts:

Alliance HealthCard

Tom Kiser, 770-734-9255 ext. 206

tkiser@alliancehealthcard.com

Investor Relations

James Kautz or Todd Atenhan

404-806-1393